Exhibit 10.2C

Matthew Huckin
Vice President Human Resources

PERSONAL AND CONFIDENTIAL

July 27, 2005

Mr. George W. Patrick

American Water

1025 Laurel Oak Road

Voorhees, New Jersey 08043

RE:   Second Amendment to Change in Control Agreement

Dear George:

This letter is intended to further amend, pursuant to Section 15 thereof, the Change in Control Agreement dated January 1, 2000 (the “Original Agreement”) between you and American Water Works Company, Inc. (the “Company”). The Original Agreement was amended by the letter Agreement between you and the Company dated May 24, 2004 (the “First Amendment”). (Your Original Change in Control Agreement and the May 24 Amendment are collectively referred to in this letter as “your Change in Control Agreement”).

Defined terms used in this letter agreement and not otherwise defined herein shall have the meaning ascribed to them by your Change in Control Agreement.

In connection with our discussions, and reflecting the Company’s desire that you remain as General Counsel to the Company through at least May 31, 2006, it is hereby agreed that:

1. The Term of your Change in Control Agreement, as currently in effect, is extended through May 31, 2006.

2. If you remain employed by the Company through May 31, 2006, then, notwithstanding the expiration of the Term of your Change in Control Agreement, when your employment is terminated by you or the Company for any reason (other than by the Company for Cause), the Company will pay you as severance benefit an amount equal to the amount specified under Section 4(a)(ii) of the Original Agreement as reduced pursuant to Section 2(b) of the First Amendment.

3. Section 2(b) of the First Amendment is amended by replacing the date “28 April 2006” in the two places where it appears with “31 May 2006”.

4. If Section 2 above, or Section 2(b) of the First Amendment, as amended hereby, applies, you, and your spouse, if applicable, will be entitled to be covered under the Retiree Medical Plan, as defined by Section 5.09(e) of the RWE

American Water
1025 Laurel Oak Road Voorhees, NJ 08043 USA

T +1 856 782-3659
F +1 856 346-8339
I
www.amwater.com

George W. Patrick

Second Amendment to Change in Control Agreement

Agreement, and to be provided the post-retirement medical and life insurance benefits specified in Section 5.09(e) of the RWE Agreement that applies to other members of the Retiree Group, effective as of the date of your termination of employment. This Section 3 supersedes Section 3 of the First Amendment.

5. Section 5 of the First Amendment is amended by replacing the date “28 April 2006” at the end of that Section, with the words: “all benefits that become payable hereunder have been paid in accordance with their terms.” As so changed, said Section 5 applies to this Second Amendment as well.

6. Section 6 of the First Amendment is amended by replacing the dates “April 2006” in the two places where it appears with “May 31, 2006” and inserting after the date “August 27, 1999” a reference to this Second Amendment.

Except as amended hereby, your Change in Control Agreement will remain in effect in accordance with its terms.

Please indicate your agreement to the foregoing amendment to your Change in Control Agreement by signing and returning to me one copy of this letter. Please retain the other copy with your personal records.

Sincerely,

American Water Works Company, Inc.

By	/s/ Matthew Huckin
Matthew Huckin
Vice President Human Resources

I hereby agree to the foregoing amendment to my Change in Control Agreement and agree that the additional entitlement to severance benefits conferred by this amendment is at least sufficient consideration for my obligations hereunder.

/s/ George W. Patrick
George W. Patrick
Dated: July 27, 2005